Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
               We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated June 16, 2009 relating to (1) the consolidated financial statements of NetApp, Inc. and its subsidiaries (collectively, the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of Financial Accounting Standards Board (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109), (2) the effectiveness of the Company’s internal control over financial reporting, (3) the consolidated financial statement schedule, appearing the Annual Report on Form 10-K of the Company for the year ended April 24, 2009, and (4) our report dated June 16, 2009 (except as to Notes 2 and 4 which are dated September 30, 2009 as to the effects of the retrospective adoption of FASB Staff Position APB 14-1, Accounting for Convertible Debt Instruments that May be Settled in Cash upon Conversion (Including Partial Cash Settlement) (“FSP APB 14-1”) which became effective April 25, 2009) , included in the Current Report on Form 8-K dated September 30, 2009.
/s/ DELOITTE & TOUCHE LLP
San Jose, California
October 26, 2009